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                                                                   EXHIBIT 99.2

ION NETWORKS 1Q03 CONFERENCE CALL TRANSCRIPT
MAY 12, 2003 5PM. EDT

INTRODUCTION (JOE ZAPPULLA - WALL STREET INVESTMENT CORP.)
Good afternoon, everyone. Welcome to ION Networks first quarter 2003 conference call. Just as a reminder, ION changed its fiscal year to a calendar year beginning in January 2003. By now, all of you should have seen the earnings announcement. If you didn't get a copy, please call ION Networks at 800-395-7450 or go to www.ion-networks.com, where you will be able to download the earnings press release. On the call with us today is Kam Saifi, President and Chief Executive Officer and Stephen Deixler, ION's interim Chief Financial Officer. I would like to remind you that some of the comments made on today's conference call and some of the responses to your questions may contain forward-looking statements. Such statements are subject to the risks and uncertainties as described in the company's press releases and other SEC documents. I would now like to turn the call over to Kam Saifi.

Kam Saifi: Before we get into the status of our business, I'd like to have Steve Deixler, our interim Chief Financial Officer, summarize our financial results for ION's first quarter ended March 31, 2003. Steve.

STEVE DEIXLER:

Thanks Kam.
As reported, net sales for the quarter ended March 31, 2003 were approximately $ 765,000 compared to approximately $853,000 in the previous quarter ended December 31, 2002. Net sales were approximately $ 2,076,000 in the quarter ended March 31, 2002.

The Company incurred a net loss for the quarter ended March 31, 2003 of approximately $875,000 or four cents per share, which includes a lease abandonment charge of $123,510. This compares with a net loss of approximately $2,220,000 or ten cents per share for the previous quarter and approximately $1,218,000 or six cents per share for the quarter ended March 31, 2002.


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For the quarter ended March 31, 2003, gross margins were 68 percent, compared to
40 percent for the previous quarter and 54 percent for the quarter ended March 31, 2002. The increase in gross margin is mainly due to lowering the costs associated with manufacturing of the appliances and lack of larger sales orders that typically require higher volume discounts.

I'll now hand back to Kam for the continuation of the call.

Kam.

KAM SAIFI:

Thanks Steve.

Last quarter, ION Networks continued to face challenges including poor economic conditions and a general softness in IT spending. However, our sales pipeline remains strong and we are currently involved in a number of proposals of significant value in the enterprise, service provider and government sectors that we're working diligently to close.

During the quarter ended March 31, 2003, we sold to a total of 37 customers compared to 40 customers in the previous quarter ended December 31, 2002; extended our relationship with our key channel partners which included being involved in the latest SIEMENS MAC catalog; and launched a new web-based marketing campaign.

Despite our financial uncertainties, we continue to control our expenses and strive to make progress to reach our revenue breakeven point.

As a result of recent cost reductions,  we estimate that we will reach breakeven
at  a  revenue  level  of  approximately  $2  million  per  quarter,   which  is
considerably lower than our earlier estimate of $3.2 million per quarter.

As you know, we have been trying since August 2002 to secure additional capital. To date, we have not been able to secure this additional funding. Nonetheless we have not given up in our efforts to secure financing for ION and are still pursuing various alternatives. However, there is no assurance we can raise additional capital on any terms reasonably acceptable to the Company.


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In closing,  despite all the  challenges  we have been  facing,  everyone at ION
Networks continues to work diligently to fulfill orders, grow our pipeline and secure new business as well as pursue various financing alternatives to move ION Networks forward. Our entire company remains centered on a common goal of increasing sales by aggressively marketing our leading-edge infrastructure security solutions to grow revenue in this tough economic climate. We remain excited regarding ION's solutions and are working hard to reach and surpass the goals we have set for ION.

That concludes our formal statement and I would now like to open the call up for questions.

NO QUESTIONS WERE ASKED

KAM SAIFI:
I would like to thank our shareholders for their loyalty as we persevere through the current economically challenging times. We are committed to developing ION's market and achieving maximum shareholder value. We look forward to presenting our progress at the next quarterly conference call.


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